EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

November 4, 2008	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Announces Third Quarter 2008 Results and
Revises 2008 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $21.5 million, or $0.86 per share, for the third quarter of 2008, compared to net income of $21.0 million, or $0.84 per share, for the same period in 2007.  Net income for the third quarter of 2007 included a loss from discontinued operations of $2.0 million, or $0.08 per share.  Net income from continuing operations for the third quarter of 2007 was $23.0 million, or $0.92 per share.

For the first nine months of 2008, UIL reported consolidated net income of $39.4 million, or $1.57 per share, compared to net income of $36.1 million, or $1.45 per share, for the same period in 2007.  Net income for the first nine months of 2008 and 2007 included a loss from discontinued operations of $0.2 million and $1.9 million, respectively.  Net income from continuing operations for the first nine months of 2008 was $39.6 million, or $1.58 per share, compared to $38.0 million, or $1.52 per share in 2007.

Transmission earnings in the third quarter of 2008 nearly doubled compared to earnings in the third quarter of 2007, mainly driven by earnings on the investment in the Middletown-to-Norwalk 345 kilovolt transmission project, which is now more than 98% complete.  Growth in earnings from the transmission business was more than offset by the decrease in earnings from the distribution business. In addition, the absence of a loss from discontinued operations in the third quarter of 2008 compared to the third quarter of 2007 improved consolidated net income results.

“As the Middletown-to-Norwalk transmission project nears completion, our transmission earnings have increased commensurately,” commented James P. Torgerson, UIL’s chief executive officer.  “However, the distribution business continues to experience the negative impact on earnings from declines in kilowatt hour sales, increasing uncollectibles expense, and increased borrowing costs and depreciation expense relating to additional capital expenditure requirements.  We understand that the high energy costs and the weakening economy are an increasing burden for our customers.  We continue to control expenses, but have been unable to earn our authorized distribution return.  On August 8, 2008, we filed our application with the Connecticut Department of Public Utility Control (DPUC) to increase distribution rates in order to adequately earn on our distribution investment.  Recently, we updated our original request due to lower kilowatt hour sales and the impact of market conditions on pension and postretirement expense over the next two years.  The hearing process is underway and a decision is expected in January 2009.”

“In October, GenConn Energy, a joint venture between United Illuminating and NRG Energy, was awarded the contract to build 200 megawatts of new peaking generation at NRG’s existing plant in Middletown, CT,” added Torgerson.  “The new Middletown peaking plant, as well as the 200 megawatts at the Devon peaking plant, which was awarded to GenConn in June 2008, will provide power to Connecticut residents during peak usage periods.”

Earnings per share for the third quarter and first nine months of 2008, versus the same periods in 2007, for continuing operations and discontinued operations, are as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Continuing Operations
United Illuminating
Distribution, CTA & Other	0.65	0.83	0.97	1.25
Transmission	0.24	0.12	0.68	0.33
Total United Illuminating	$0.89	$0.95	$1.65	$1.58
Corporate	(0.03)	(0.03)	(0.07)	(0.06)

Total Continuing Operations	$0.86	$0.92	$1.58	$1.52

Discontinued Operations - Xcelecom	-	(0.08)	(0.01)	(0.07)

Total UIL Holdings	$0.86	$0.84	$1.57	$1.45

Earnings per Share - diluted
Continuing Operations	$0.85	$0.91	$1.56	$1.50
Discontinued Operations	-	(0.08)	(0.01)	(0.07)
Net Earnings	$0.85	$0.83	$1.55	$1.43

Avg. Number Outstanding Shares - basic	25,135	25,012	25,100	24,973
Avg. Number Outstanding Shares - diluted	25,429	25,288	25,411	25,272
Number of Shares Outstanding at quarter-end	25,258	25,160	25,258	25,160

Actual Degree Days
Heating	45.5	51.5	3,281.5	3,612.0
Cooling	685.5	621.0	912.5	796.5

The United Illuminating Company (UI)

Net income for UI totaled $22.3 million, or $0.89 per share, in the third quarter of 2008, compared to net income of $23.8 million, or $0.95 per share, in the same period in 2007.  The decrease in earnings in the third quarter of 2008 compared to the same period in 2007 was primarily due to decreases in distribution sales volume of $0.03 per share, increases in uncollectible expense of $0.06 per share, increases in interest expense from higher borrowings of $0.05 per share, increases in compensation expense of $0.01 per share, and a mark-to-market adjustment of non-qualified pension investments of $0.02 per share.  The decrease in earnings in the third quarter of 2008 compared to the third quarter of 2007 was partially offset by growth in the transmission business totaling $3.0 million, or $0.12 per share, and previously approved increases in UI’s distribution rate components.  Actual kilowatt hour (kWh) sales decreased 1.9% compared to the same period in 2007.  After adjusting for the impact of weather, retail kWh consumption was 4.2% lower than the third quarter of 2007.

For the first nine months of 2008, net income for UI totaled $41.4 million, or $1.65 per share, compared to net income of $39.4 million, or $1.58 per share, in the same period of 2007.  The increase in earnings in the first nine months of 2008 compared to the same period in 2007 is primarily due to growth in the transmission business totaling $8.8 million, or $0.35 per share, and previously approved increases in UI’s distribution rate components.  This was partially offset by decreases in distribution sales volume of $0.12 per share, increases in interest expense from higher borrowings of $0.16 per share, mark-to-market adjustments to non-qualified pension investments of $0.07 per share, and increases in uncollectible expense of $0.08 per share.  Actual kWh sales decreased 2.8% compared to the same period in 2007.  After adjusting for the impact of weather, retail kWh consumption was 3.8% lower than the first nine months of 2007.

UIL Corporate

UIL Corporate incurred net after-tax costs in the third quarter of 2008 of $0.7 million, or $0.03 per share, compared to net after-tax costs of $0.8 million, or $0.03 per share, in the same period in 2007.  For the first nine months of 2008, net after-tax costs were $1.8 million, or $0.07 per share, compared to net after-tax costs of $1.4 million, or $0.06 per share, in the same period in 2007. The increase in the first nine months of 2008 net after-tax costs was primarily due to lower interest income earned on short-term investments.

Discontinued Operations

Xcelecom, Inc.

Xcelecom, whose operating subsidiaries were substantially sold in 2006, reported net after-tax costs of $0.1 million, with a minimal per share impact, in the third quarter of 2008, compared to net after-tax costs of $2.0 million, or $0.08 per share, in the same period in 2007.  For the first nine months of 2008, net after-tax costs were $0.2 million, or $0.01 per share, compared to net after-tax costs of $1.9 million, or $0.07 per share, in the same period in 2007.  The decrease in the third quarter and first nine months of 2008 was primarily due to the absence of a net loss from adjustments of the sales of former subsidiaries.

Looking Forward

UIL is revising and narrowing its earnings estimate from continuing operations for 2008 to $1.75-$1.90 per share, from the previously announced earnings guidance for continuing operations of $1.82-$2.02 per share on a consolidated basis.

2008 Earnings Expectations

UI
Distribution, CTA & Other	$0.93 - $1.08
Transmission	0.89 - 0.93

Total UI (1)	$1.85 - $2.00

UIL Corporate	(0.12) - (0.07)

Total Continuing Operations (1)	$1.75 - $1.90
(1)	Expectations are not intended to be additive to derive consolidated expectations.

The revision is primarily attributable to UI, which is currently estimated to earn $1.85-$2.00 per share.  This is due to lower estimated distribution, CTA and other earnings of $0.93-$1.08 per share, compared to the previously reported estimate of $1.00-$1.20 per share.  UI continues to experience lower kWh volume and higher uncollectible expense as lagging economic growth, and high energy prices continue to be experienced throughout UI’s service territory.  UI has filed a rate case with the DPUC requesting a sales decoupling mechanism that will help address future shortfalls in kWh sales.  Earnings expectations for 2008 would equate to a return on equity for distribution and CTA combined of 6.5% to 7.0%, compared to an allowed return of 9.75%.

Third Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a web cast conference call with financial analysts, November 5, 2008 beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.

Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 323,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS for UIL Holdings between the current and prior periods.  The amounts presented show the EPS from continuing operations and discontinued operations where applicable for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the income from continuing operations and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis.  The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP-basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another.  UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the third quarter and first nine months of 2008:
- ### -

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating Revenues
Utility	$278,499	$267,870	$728,854	$759,165
Non-utility	218	191	617	750
Total Operating Revenues	278,717	268,061	729,471	759,915
Operating Expenses
Operation
Purchased power	121,371	125,933	330,890	413,623
Operation and maintenance	55,560	50,960	160,474	148,777
Transmission wholesale	15,906	11,296	33,888	23,907
Depreciation and amortization	27,326	25,466	77,718	66,000
Taxes - other than income taxes	14,657	12,617	38,218	34,196
Total Operating Expenses	234,820	226,272	641,188	686,503
Operating Income	43,897	41,789	88,283	73,412

Other Income and (Deductions), net	2,374	3,727	6,253	10,562

Interest Charges, net
Interest on long-term debt	7,154	5,767	21,523	16,346
Other interest, net	1,030	583	1,810	1,414
	8,184	6,350	23,333	17,760
Amortization of debt expense and redemption premiums	431	416	1,297	1,229
Total Interest Charges, net	8,615	6,766	24,630	18,989

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	37,656	38,750	69,906	64,985

Income Taxes	16,047	15,756	30,112	27,037

Income Before Equity Earnings and Discontinued Operations	21,609	22,994	39,794	37,948
Income (Loss) from Equity Investments	22	7	(231)	55
Income from Continuing Operations	21,631	23,001	39,563	38,003
Discontinued Operations, Net of Tax	(93)	(2,008)	(167)	(1,861)

Net Income	$21,538	$20,993	$39,396	$36,142

Average Number of Common Shares Outstanding - Basic	25,135	25,012	25,100	24,973
Average Number of Common Shares Outstanding - Diluted	25,429	25,288	25,411	25,272

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.86	$0.92	$1.58	$1.52
Discontinued Operations	-	(0.08)	(0.01)	(0.07)
Net Earnings	$0.86	$0.84	$1.57	$1.45

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.85	$0.91	$1.56	$1.50
Discontinued Operations	-	(0.08)	(0.01)	(0.07)
Net Earnings	$0.85	$0.83	$1.55	$1.43

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	September 30,	December 31,
(thousands of dollars)	2008	2007
ASSETS
Current assets	$247,061	$241,800
Current assets of discontinued operations held for sale	6,349	6,104
Property, plant and equipment, net	1,008,605	878,366
Regulatory assets	634,610	616,966
Other long-term assets	26,240	32,598
Total Assets	$1,922,865	$1,775,834

LIABILITIES AND CAPITALIZATION
Current liabilities	$390,800	$305,816
Current liabilities of discontinued operations held for sale	5,169	5,040
Noncurrent liabilities	187,827	142,562
Deferred income taxes	311,696	313,812
Regulatory liabilities	77,167	64,996
Total Liabilities	972,659	832,226

Net long-term debt	475,031	479,317
Net common stock equity	475,175	464,291
Total Capitalization	950,206	943,608

Total Liabilities and Capitalization	$1,922,865	$1,775,834

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$16.2	$20.7	$24.4	$31.2
Transmission	6.1	3.1	17.0	8.2
Total UI Net Income	$22.3	$23.8	$41.4	$39.4

UIL Corporate	(0.7)	(0.8)	(1.8)	(1.4)
Total Continuing Operations	$21.6	$23.0	$39.6	$38.0

Discontinued Operations - Xcelecom	(0.1)	(2.0)	(0.2)	(1.9)

Total Net Income	$21.5	$21.0	$39.4	$36.1

Earnings (Loss) per Share ($/share)
UI
Distribution, CTA and Other	$0.65	$0.83	$0.97	$1.25
Transmission	0.24	0.12	0.68	0.33
Total UI	$0.89	$0.95	$1.65	$1.58

UIL Corporate	(0.03)	(0.03)	(0.07)	(0.06)
Total Continuing Operations	$0.86	$0.92	$1.58	$1.52

Discontinued Operations - Xcelecom	-	(0.08)	(0.01)	(0.07)

Total UIL Holdings	$0.86	$0.84	$1.57	$1.45